Execution Version
SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made between (i) James Schladen (“Consultant”) and (ii) Arcadia Products, LLC (the “Company”). Consultant and the Company are referred to collectively as the “Parties” and individually as a “Party.” This Agreement shall become effective on the date that both Parties have signed this Agreement (the “Effective Date”).

WHEREAS, the Company desires to retain the services of Consultant as an independent contractor, and Consultant desires to perform certain consulting and related services for the Company as an independent contractor;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1.Description of Services. Consultant agrees to provide services as may be requested by the Company from time to time (the “Services”). The Parties agree that the Services will not require in excess of an average of 48 hours per month.
2.Independent Contractor Status. Consultant and the Company understand and intend that Consultant shall perform the Services under this Agreement as an independent contractor and not as an employee of the Company. The manner of and means by which Consultant executes and performs Consultant’s obligations hereunder are to be determined by Consultant in Consultant’s reasonable discretion. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, Consultant shall receive the prior written approval from the Company to so assume, obligate, or bind the Company. Consultant is not required to perform services exclusively for the Company.
3.Representations and Warranties. Consultant represents, warrants, and acknowledges as follows:
(a)The Company only retains the right to direct the results achieved by Consultant. The Company does not retain the right to control the manner and means by which these results are to be accomplished, nor will the Company establish a quality standard for Consultant; provided, however, that Consultant shall perform the Services using Consultant’s best efforts in a manner consistent with professional industry standards.
(b)Consultant shall determine how to perform Services under this Agreement.
(c)The Company will neither provide nor require more than minimal training for Consultant.
(d)Consultant’s Services shall not be integrated into the Company’s general business operations.
(e)Consultant will remain directly responsible for the Services performed and will ensure that the work meets the specifications set forth by the Company.
(f)Consultant shall not be required to submit regular written reports, but the Company shall periodically review Consultant’s progress in achieving the goals set forth by the Company.
(g)Consultant understands that Consultant must obtain and keep current, at Consultant’s own expense, all permits, certificates, and licenses necessary for Consultant to perform the Services, if any.
(h)Consultant has full power, authority, and capacity to enter into this Agreement and to perform Consultant’s obligations hereunder. This Agreement has been voluntarily executed by Consultant and constitutes a valid and binding agreement of Consultant.

(i)The Company will not dictate the time of performance; however, Consultant and the Company may agree upon a completion schedule and a range of mutually agreeable work hours.
(j)Consultant has read this Agreement and has had the opportunity to have this Agreement reviewed by Consultant’s legal counsel.
4.Term and Termination. This Agreement shall have a term of one year starting on March 15, 2023 (the “Term”), subject to earlier termination as set forth herein. The Term may be extended by mutual agreement of the Parties. Either Party may terminate this Agreement upon fifteen (15) days prior written notice. Upon such termination, or upon the expiration of the Term, the Company shall have no further liability for future Services hereunder, and Consultant is not authorized to perform any other Services under this Agreement.
5.Compensation.
(a)Fees. In consideration of Consultant providing the Services and performing the obligations hereunder, the Company shall pay Consultant at a rate of $75,000 per calendar quarter, pro-rated for partial quarters, with the first payment to be paid on or around June 30, 2023. In the event the Company terminates this Agreement before the end of the Term, the Company will pay Consultant a pro-rated fee up to the date of termination. No Services shall be performed and no payment will be made after the date of termination.
(b)Expenses. The Company shall reimburse the Consultant for reasonable business and travel expenses incurred by the Consultant during the provision of Services hereunder, provided that Consultant has received the Company’s prior written consent before incurring such expenses. The Consultant shall be required to present receipts to the Company substantiating such expenses.
(c)Taxes. No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant for any payment under this Agreement, except as may be required by law for payments to independent Consultants. Consultant shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholdings.
(d)Benefits. Consultant is not an employee of the Company and, therefore, shall not be entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment compensation insurance, workers’ compensation insurance, medical benefits, or pension payments.
6.Indemnification. Except insofar as they relate to the Company’s obligations under this Agreement, Consultant, for Consultant and Consultant’s successors, heirs, beneficiaries, affiliates, subrogees, principals, agents, partners, employees, associates, attorneys, representatives, and assigns, hereby waives, releases, indemnifies and agrees to save, defend, and hold harmless the Company and its respective affiliates, predecessors, successors, subrogees, assigns, parents, subsidiaries, heirs, insurers, and each of their respective officers, directors, trustees, shareholders, agents, attorneys, and employees, former employees, and any other related individual or entity, from any and all past, present, or future claims, actions, causes of action, demands, controversies relating to, resulting from, or arising out of (a) any taxes, insurance costs, damages, or other costs arising from or relating to claims that Consultant (or any of Consultant’s representatives) is an employee of the Company; or (b) the failure by Consultant to obtain insurance coverage as set forth herein. Subject to this Section 6, Consultant shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any and all liabilities, costs, claims, and expenses (including attorneys’ fees), including all costs and expenses in the investigation and defense of any action, suit, or other proceeding, whether civil, criminal, administrative, or investigative, arising from or related to Consultant’s good faith performance of the Services under this Agreement, both during and, while potential liability exists, after the termination of this Agreement, provided, however, that there shall be no indemnification for liabilities, costs and expenses arising out of Consultant’s gross negligence or willful misconduct. These obligations will survive the termination of Consultant’s service relationship with the Company.

7.Insurance Coverages. Consultant solely shall be responsible for all of Consultant’s own insurance, and the insurance of anyone working on behalf of Consultant, and shall at all times maintain such types and amounts of insurance coverage (including automobile/liability insurance) as may be required by applicable law.
(a)Workers’ Compensation and Unemployment Compensation Insurance. No workers’ compensation insurance or unemployment compensation insurance will be obtained by the Company on behalf of Consultant. Consultant solely shall be responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for Consultant, and Consultant solely shall be responsible for complying with all applicable workers’ compensation and unemployment compensation laws.
(b)Proof of Insurance and Notice. Consultant shall furnish proof of any form of insurance to the Company upon request. Consultant will provide the Company with 30 days of advance written notice of the cancellation of, or a material change to, any insurance required by this Section.
8.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, email, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other Party at the following addresses:

The Company:	Consultant:
Arcadia Products, LLC Attn: Jamie Chilcoff 2301 E. Vernon Ave. Vernon, CA 90058 [Email address]	James Schladen [Personal address] [Personal email address]

With a copy to: Michelle Shepston 11800 Ridge Parkway, Suite 300 Broomfield, CO 80021 [Email address]

9.Confidentiality. Consultant agrees to comply with all confidentiality restrictions set forth in that certain December 23, 2021 Executive Employment Agreement to which James Schladen, Consultant’s principal, the Company, and DMC Global, Inc. are parties (the “Employment Agreement”) and the Confidential Severance and Release Agreement signed by Mr. Schladen on March 15, 2023 (the “Separation Agreement”). During the term of this Agreement and thereafter, as applicable, all surviving obligations of Mr. Schladen set forth in the Employment Agreement and the Separation Agreement shall apply to Consultant to the same extent as Mr. Schladen. Nothing in this Agreement shall be deemed to modify, waive, or supersede any of Mr. Schladen’s surviving obligations under the Employment Agreement and the Separation Agreement.
10.Return of Company Property and Confidential Information. Consultant agrees that, upon the termination of this Agreement, and without any request by the Company, Consultant will comply with any requirements under the Employment Agreement or the Separation Agreement or otherwise to return to Company any and all Company property, including any documents and files (including all recorded media, such as papers, computer disks, drives and other data storage devices, electronic files, electronic data, copies, photographs, and maps) that contain the Company’s Confidential Information, as defined under the Employment Agreement, and, after returning such information, to delete any electronic data relating to the Company’s Confidential Information.
11.Work Product. To the extent Consultant creates intellectual property, deliverables or other work product from or in connection with the Services (“Work Product”), such Work Product shall be the sole and exclusive property of the Company, free from any claim or retention of rights thereto on the part of Consultant or its agents. Irrespective of whether Work Product qualifies as a “work made for hire” within the meaning of the U.S. Copyright Act, Consultant, on behalf of itself and its agents, hereby assigns to Company all rights, title, and interest in and to all Work Product and all intellectual property rights contained or embodied therein. Consultant further agrees to give the Company and its designees, and any other person designated by the Company, all assistance reasonably necessary to perfect its rights under this paragraph, and Consultant agrees not to use, sell, license, transfer, assign, or plagiarize any Work Product. Consultant agrees to reasonably cooperate with Company to execute any further documents to memorialize the foregoing. Consultant agrees it will not include in any Work Product any of Consultant’s or third parties’ intellectual property, and if Consultant does so and the Parties have not entered into a separate written license agreement governing the same, title to such intellectual property is assigned to the Company with the Work Product. Notwithstanding the foregoing, nothing in this agreement shall be deemed to require assignment of any Work Product that Consultant developed outside of the scope of the Services without using the Company’s equipment, supplies, facilities, trade secrets, or confidential information, except for any Work Product that either (i) relates to the Company’s actual or anticipated business, research or development, or (ii) results from or are connected with work performed by Consultant for the Company.
12.Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Internal Revenue Code of 1986, as amended, (“Code”) Section 409A or to be exempt from Code Section 409A to the extent an exemption is applicable. Each payment of compensation under this Agreement shall be treated as a right to receive a series of separate payments of compensation and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Where this Agreement specifies a period for payment, the time of payment shall be determined within such period in the sole discretion of the Company and consistent with the applicable provisions hereof.
13.Assignment; Subcontracting. Consultant may not assign this Agreement or any of its rights hereunder, or delegate or subcontract any of its obligations hereunder, without the prior written consent of the Company. The Company may transfer or assign this Agreement and its rights hereunder without the consent of Consultant.
14.Entire Agreement. This Agreement, the Separation Agreement, and the surviving obligations of the Employment Agreement contain the entire agreement between the Parties with respect to the matters contemplated herein. Except the Separation Agreement and the Employment Agreement, which survive in accordance with their terms, and except as otherwise set forth herein, this Agreement supersedes and replaces any previous agreements, statements, and representations by or between the Parties concerning the subject matter of this Agreement. No promises or representations have been made by the Company or Consultant other than those contained in this Agreement concerning the subject matter contained herein.
15.Waiver and Modification. No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained, shall be valid unless in writing and duly executed by Consultant and the Company. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
16.Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the California state or federal courts.
17.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provision hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law.
18.Survivorship. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors, and assigns.
19.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

IN WITNESS WHEREOF, the Parties have executed this Services Agreement on the dates below.

CONSULTANT

/s/ James Schladen	3/15/2023
By: James Schladen	Date

THE COMPANY

/s/ James Chilcoff	3/16/2023
Arcadia Products, LLC	Date
By: James Chilcoff
Title: President